Exhibit 10.1
AMENDMENT TO FUTURE ELECTRONICS INCORPORATED
WORLDWIDE AUTHORIZED DISTRIBUTOR MARKET PRICE AGREEMENT
For good and valuable consideration, including Future Electronics’ significant and substantial efforts to market Sipex Product, the parties hereby agree to amend the July 1, 1993 Future Electronics Incorporated Worldwide Authorized Distributor Market Price Agreement (the “Agreement”) as follows:
Paragraph 1l(a) of the Agreement is hereby superceded as follows: The term of the Agreement is hereby extended until October 1, 2007 (the “Term”) unless sooner terminated by FUTURE pursuant to paragraph 11 (b) of the Agreement. At the end of the Term, the Agreement shall renew from year to year in a manner consistent with paragraph 11 (a) of the Agreement.
During the term, SUPPLIER agrees that FUTURE shall be its exclusive distributor, and is hereby granted under all rights of SUPPLIER worldwide, the exclusive right to distribute the Products in North America and Europe (as the term Products is defined in paragraph 1 (a) of the Agreement). In addition, SUPPLIER agrees not to authorize or permit any additional distributors in Asia, other than the distributors authorized as of the date of this Amendment, without the prior written consent of FUTURE. SUPPLIER reserves the right to substitute other distributors in Asia for existing ones.
SUPPLIER agrees to waive its right of termination for convenience under Section 11(b) of the Agreement; provided however, that SUPPLIER may terminate the Agreement:
(i) if FUTURE is in material breach of the Agreement and such breach is uncured within ninety days of notice by SUPPLIER;
(ii) upon the execution by FUTURE of an assignment for the benefit of creditors, or the commencement by or against FUTURE of voluntary or involuntary proceedings under any bankruptcy, insolvency, reorganization or similar laws of any jurisdiction, or if an order shall be made or any resolution passed or other corporate action taken for the winding up, liquidation or dissolution of FUTURE, if a receiver is appointed for FUTURE or all or substantially all of its assets, or if a substantial part of FUTURE’S goods or properties shall be taken in execution; or
(iii) FUTURE should be acquired by any other entity, or FUTURE shall sell or otherwise transfer all or substantially all of its assets to any other entity.
SUPPLIER agrees to amend Section 10 of the Agreement to include indemnification of FUTURE by SUPPLIER for an infringement not only of any United States or Canadian, or foreign patent, copyright, trademark secret or violation of any legislation enacted or like or similar claims but also of infringement of any such intellectual property or violation of any legislation or like or similar claim recognized anywhere else in the world.
IN WITNESS WHEREOF, each of the Parties has signed this Amendment on the lst day of October 2002.

SIPEX CORPORATION		FUTURE ELECTRONICS, INC.

By:	/s/ Walid Maghribi 9/22/02	By:	/s/ Sam Abrams

Printed Name: Walid Maghribi		Printed Name: Sam Abrams
Title: President & CEO		Title: Executive Vice President